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                                                           EXHIBIT NUMBER 99.1
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[LOGO OF INTERTRUST]


                                                                  News Release

         InterTrust Announces Change in Role of Peter van Cuylenburg

  December 23, 1999-Santa Clara, CA-InterTrust Technologies Corporation (NASDAQ: ITRU), the MetaTrust Utility(TM), today announced that Peter van Cuylenburg, Director, President and COO, will step down from his current role, effective immediately, but will remain as an employee with the title Advisor to the Office of the Chairman. Mr. van Cuylenburg made the decision to take on a reduced role at the Company due to an unexpected health related change in his family circumstances. In his new role, he will oversee various important projects and initiatives relating to operations and strategic management. He will report directly to the Company's Chairman and CEO, Victor Shear. Edmund Fish, Senior Operating Officer, will continue in his role overseeing the Company's day-to-day operations. Mr. van Cuylenburg has agreed to work on a part-time basis with InterTrust as his sole employer.

InterTrust Technologies Corporation

  InterTrust Technologies Corporation is a leading provider of digital rights management (DRM). InterTrust has developed a general purpose DRM platform that serves as a foundation for providers of digital information, technology, and commerce services to participate in a global system for digital commerce. InterTrust licenses its DRM platform as software and tools to partners. Collectively, these partners will offer digital commerce services and applications that form a global commerce system branded the "MetaTrust Utility."

  For Further Information Contact:
John Amster, 408-855-0100, jamster@intertrust.com
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Bonnie McBride, 415-617-2540, bmcbride@carsongroup.com
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The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding InterTrust's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to InterTrust as of the date hereof, and InterTrust assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in InterTrust's reports filed from time to time with the Securities and Exchange Commission.

Copyright (C) 1999 InterTrust Technologies Corporation. All rights reserved. InterTrust is a registered trademark of InterTrust Technologies Corporation, and the InterTrust logo, MetaTrust, and MetaTrust Utility are trademarks of InterTrust Technologies Corporation, all of which may or may not be used in certain jurisdictions. All other brand or product names are trademarks or registered trademarks of their respective companies or organizations.